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                                                                  EXHIBIT 10.2.2

                          INTERNET CAPITAL GROUP, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2002

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                          INTERNET CAPITAL GROUP, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2002

                                TABLE OF CONTENTS

ARTICLE I             Establishment of the Plan................................................................  1

ARTICLE II            Definitions..............................................................................  1

ARTICLE III           Administration of the Plan...............................................................  3

ARTICLE IV            Participation............................................................................  4

ARTICLE V             Participant Accounts.....................................................................  5

ARTICLE VI            Benefits to Participants.................................................................  6

ARTICLE VII           Claims Procedures........................................................................  8

ARTICLE VIII          Miscellaneous............................................................................  9

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                          INTERNET CAPITAL GROUP, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 2002

                                   ARTICLE I

                            ESTABLISHMENT OF THE PLAN

         Internet Capital Group, Inc. and Internet Capital Group Operations, Inc. (collectively the "Company") adopted the Internet Capital Group, Inc. Executive Deferred Compensation Plan (the "Plan"), effective as of January 1, 2002, to allow a select group of key management or other highly compensated employees of the Company and certain specified executives of a partner company, Logistics.com, Inc. ("Logistics"), to defer the receipt of income and the tax consequences resulting from the vesting of certain restricted shares of the Company's common stock that would otherwise be realized by them. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and administered as a non-qualified, "top hat" plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended ("ERISA"). Pursuant to authority reserved in Section 8.14, the Board hereby amends and restates the Plan, effective September 1, 2002, to read as follows:

                                   ARTICLE II

                                   DEFINITIONS

         For ease of reference, the following definitions will be used in the
Plan:

         2.1. Account(s). "Account" or "Accounts" means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as (a) In-Service Account and (b) Retirement Account. Each Participant may maintain up to two In-Service Accounts based upon selecting different times of payment under Article VI.

         2.2. Base Salary. "Base Salary" means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for amounts deferred by the Participant pursuant to a Code Section 401(k) plan or Code Section 125 plan, or pursuant to this Plan or any other non-qualified plan that permits voluntary deferrals of compensation.

         2.3. Beneficiary(ies). "Beneficiary" or "Beneficiaries" means the person or persons designated by the Participant to receive distributions under this Plan in the event of the Participant's death, as provided in Section 8.3.

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         2.4.     Board or Board of Directors. "Board" or "Board of Directors"
means the Board of Directors of Internet Capital Group, Inc.

         2.5. Bonus Compensation. "Bonus Compensation" means the total amount of the semi-annual bonus to be paid by the Company to a Participant for a Plan Year.

         2.6. Change of Control. "Change of Control" means (a) the stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of the Company entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (b) the sale or other disposition of all or substantially all of the assets of the Company, (c) a liquidation or dissolution of the Company, (d) the acquisition by any "person" (as such term is used in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934) other than Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates, of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board, or (e) any person has commenced a tender offer or exchange offer for a majority of the voting power of the then outstanding shares of the Company.

         2.7. Committee. "Committee" means at least three individuals appointed by the Board to administer the Plan pursuant to Article III and which also may act for the Company or the Board in making decisions and performing specified duties under the Plan.

         2.8.     Company. "Company" means Internet Capital Group, Inc.

         2.9. Compensation. "Compensation" means an Eligible Employee's (i) Base Salary, and (ii) Bonus Compensation.

         2.10. Effective Date. "Effective Date" means the effective date of the Plan which is January 1, 2002.

         2.11. Eligible Employee. "Eligible Employee" means (i) a managing director, a vice president or higher level employee of the Company, or (ii) an executive of Logistics, as designated by the Committee, acting on behalf of the Company, and, in either case, whose Base Salary is at least $150,000, as adjusted for inflation by the Committee, and who is a member of a group of key management or other highly compensated employees of the Company or Logistics within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

         2.12. Employment Commencement Date. "Employment Commencement Date" means the first day on which an individual became an employee for the Company or Logistics.

         2.13. Enrollment and Distribution Agreement. "Enrollment and Distribution Agreement" means the authorization form which an Eligible Employee files annually with the

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Committee to participate in the applicable Plan Year for making elective deferrals or indicating the timing distributions from his or her Accounts.

         2.14. Participant. "Participant" means any Eligible Employee who has elected to defer Compensation or Restricted Shares (as defined below) under the Plan in accordance with provisions of Article IV. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

         2.15. Plan. "Plan" means this Internet Capital Group, Inc. Executive Deferred Compensation Plan as described herein and as it may be amended from time to time.

         2.16. Plan Year. "Plan Year" means the 12 month period beginning on each January 1 and ending on the following December 31.

         2.17. Restricted Shares. "Restricted Shares" means restricted shares of the Company's common stock that would otherwise vest and be transferable to certain Participants in the Plan Year beginning on or after May 1, 2002.

         2.18. Termination Date. "Termination Date" means the date of termination of a Participant's active employment with the Company or Logistics without regard to any compensation continuation arrangement.

         2.19. Valuation Funds. "Valuation Funds" means one or more of the independently established funds or indices that are identified by the Committee. These Valuation Funds are used solely to calculate the earnings that are credited to each Participant's Account(s) in accordance with Article V, below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. Valuation Funds may be replaced, new funds may be added, or both, from time to time at the discretion of the Committee.

                                  ARTICLE III

                           ADMINISTRATION OF THE PLAN

         3.1. Committee. The Plan shall be administered by the Committee appointed by the Board of Directors. The Board shall designate one of the members of the Committee to serve as Chairperson thereof. The Board shall also designate a person to serve as Secretary of the Committee, which person may be, but need not be, a member of the Committee. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board, in its sole discretion, may remove any member of the Committee. Vacancies in the membership of the Committee shall be filled promptly by the Board.

         3.2. Action by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee and the Committee may delegate any of its functions hereunder. Any action of the Committee may be

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taken upon the affirmative vote of a majority of the members of the Committee at a meeting, or at the direction of the Chairperson, without a meeting by mail, telegraph, telephone or electronic communication device; provided that all of the members of the Committee are informed of their right to vote on the matter before the Committee and of the outcome of the vote thereon.

         3.3. Committee Authority and Duties. The Committee shall have the full power, authority and discretion to construe, interpret and administer the Plan, to correct deficiencies therein, to supply omissions, and to make factual determinations. All decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon all persons having any interest in the Plan.

         3.4. Compensation, Expenses and Indemnification. Members of the Committee shall receive no compensation for their services as such. All reasonable expenses of the Committee shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Company) arising from any act or failure to act with respect to this Plan on account of such member's service on the Committee, except in the case of gross negligence or willful misconduct.

                                   ARTICLE IV

                                  PARTICIPATION

         4.1 Election to Participate. Any Eligible Employee may enroll in the Plan annually by filing a completed and fully executed Enrollment and Distribution Agreement with the Committee, electing to defer, in a full percentage, (i) no later than 30 days prior to the first day as of which the election is to be effective, his or her Base Salary for the balance of the Plan Year, (ii) on or before October 1 of the current Plan Year, his or her Bonus Compensations payable in the next Plan Year, or (iii) no later than 15 days prior to a Plan Year, his or her Restricted Shares that will vest in that Plan Year. The Participant shall designate the portion of each such deferral that shall be allocated to the various Accounts and the timing of distributions from such Accounts. For the first Plan Year beginning on January 1, 2002, the Enrollment and Execution Agreement must be completed, fully executed and filed no later than December 24, 2001. A Participant may elect, in the manner prescribed by the Committee, to cease his or her deferral election during a current Plan Year. If such an election to cease deferrals is made for a current Plan Year, a Participant shall not be allowed to make further deferrals for the remainder of the current Plan Year nor will he or she be allowed to make deferrals for the following Plan Year. A Participant's execution of the Enrollment and Distribution Agreement shall also constitute acknowledgment that all decisions, interpretations and determinations by the Committee shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

         4.2 Deferral Limits. The maximum amount of Base Salary in a Plan Year that may be deferred shall be seventy-five percent (75%). The maximum amount of Bonus Compensation in

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a Plan Year that may be deferred shall be one hundred percent (100%). The
Committee may also establish minimum deferral percentages and may change such minimum as well as maximum standards from time to time. Any such limits shall be communicated by the Committee prior to the due date for the applicable Enrollment and Distribution Agreement.

         4.3 Period of Commitment. A Participant's Enrollment and Distribution Agreement as to a deferral pursuant to Article IV shall remain in effect only for the immediately succeeding Plan Year, unless otherwise allowed by the Committee.

         4.4 New Eligible Employees. The Committee may, in its discretion, permit an employee who first becomes an Eligible Employee after the beginning of a Plan Year, to enroll in the Plan for that Plan Year by filing an Enrollment and Distribution Agreement, in accordance with Section 4.1, as soon as practicable following the date the employee becomes an Eligible Employee but, in any event, within 30 days after the employee becomes an Eligible Employee. Notwithstanding the foregoing, however, any election by an Eligible Employee to defer Compensation pursuant to this Section shall apply only to Compensation to be paid after the date on which such Enrollment and Distribution Agreement is filed.

         4.5 Change of Status. If a Participant ceases to be employed by the Company as an Eligible Employee, or if the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of key management or other highly compensated employees under ERISA, the Participant's most recent deferral pursuant to Article IV shall terminate, the employee shall be prohibited from making further deferrals.

                                   ARTICLE V

                              PARTICIPANT ACCOUNTS

         5.1. Establishment of Accounts. The Company shall establish and maintain separate Accounts with respect to a Participant. The amount of Compensation deferred pursuant to Section 4.1 shall be credited by the Company to the Participant's Accounts as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant's election. A Participant's Accounts shall reflect and be credited with stock units based on the fair market value of the Company's common stock for the Restricted Shares deferred pursuant to Section 4.1 that would otherwise have vested in the Plan Year of deferral. The Participant's Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan.

         5.2. Earnings (or Losses) on Accounts. In the Plan Year beginning on the Effective Date, a Participant's Accounts shall also be credited with a fixed rate of return, equal to the prime rate of interest, as charged by PNC Bank, plus 300 basis points, applied to the Compensation so deferred, and a Participant may elect, in the manner prescribed by the Committee, to continue having his or her Accounts credited with that interest rate until December 31, 2002. At such time as the Committee designates Valuation Funds for the deemed investment of each Participant's Account balance, each Participant's Accounts shall then be

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credited daily with all deemed earnings (or losses) generated by the Valuation
Funds, as elected by the Participant, as if the designated balance of the Account had been invested in the applicable Valuation Fund. Notwithstanding that the rates of return credited to Participants' Accounts are based upon the actual performance of the corresponding Valuation Funds, the Company shall not be obligated to invest any Compensation deferred by Participants under this Plan in such Valuation Funds or in any other investment funds. Upon notice to the Committee in the manner it prescribes, a Participant may reallocate the Funds to which his or her Accounts or subsequent Compensation deferred are deemed to be allocated on a prospective basis. Notwithstanding anything herein to the contrary, stock units credited to a Participant's Account shall also be deemed invested in shares of the Company's common stock, with any dividends paid on actual shares deemed reinvested in additional stock units based on the value of the Company's common stock on the day a dividend is paid on such shares.

         5.3. Valuation of Accounts. The value of a Participant's Accounts as of any date shall equal the amounts and stock units theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2, less the amounts theretofore deducted from such Accounts.

         5.4. Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant's Account(s).

         5.5. Distributions from Accounts. Any distribution made to or on behalf of a Participant from his or her Accounts in an amount which is less than the entire balance of any such Account shall be made (i) pro rata from each of the Valuation Funds to which such Account is then allocated and (ii) pro rata from the current number of the stock units which shall be converted to cash based on the value of the Company's common shares on the day before distribution under the Plan.

         5.6. Vesting. A Participant's Account balances shall be fully vested at all times.

                                   ARTICLE VI

                            BENEFITS TO PARTICIPANTS

         6.1. Benefits from a Retirement Account. Benefits from a Retirement Account shall be paid to a Participant as follows:

                  (a) The Participant's Retirement Account shall be distributed in a lump sum as soon as practicable following the Participant's Termination Date. Any lump-sum benefit payable in accordance with this Section shall be in an amount equal to the value of such Retirement Account as of the business day the Valuation Funds are deemed to be liquidated and stock units are converted into shares of common stock of the Company to make the payment.

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                  (b)      Upon the death of a Participant prior to the
commencement of benefits under this Plan from any particular Account, the Participant's designated Beneficiary shall be treated as a Participant under
Section 6.1(a) with the distribution to be made to such Beneficiary.

         6.2. Benefits from an In-Service Account. Benefits under the In-Service Account shall be distributed to the Participant beginning on the date chosen by the Participant in the first Enrollment and Distribution Agreement which designated all or a portion of the Compensation deferred to be allocated to the In-Service Account or stock units to be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the third Plan Year following the Plan Year in which the initial filing of the Enrollment and Distribution Agreement was made with respect to that In-Service Account. The Participant may, subsequently amend the intended date of payment to a date later than that date initially chosen, by filing such amendment with the Committee no later than 12 months prior to the date of payment originally chosen. The Participant may file this amendment to defer the receipt of benefits under this Section only twice, and each amendment must provide for a payout under this Section at a date later than the election in force immediately prior to a filing of such amendment. The Participant's In-Service Distribution Account(s) shall be paid to the Participant in either: (i) one lump sum payment commencing no later than January 31 of the Plan Year elected by the Participant in the Enrollment and Distribution Agreement pursuant to which such In-Service Account was established, as it may have been amended in accordance with the preceding paragraph; or (ii) annual installments payable over up to four years. Any lump-sum benefit payable in accordance with this Section shall be paid no later than January 31 of the Plan Year elected by the Participant in an amount equal to the value of such In-Service Account as of the business day the Valuation Funds are deemed to be liquidated and stock units are converted into cash to make the payment. Annual installment payments, if any, shall commence no later than January 31 of the Plan Year elected by the Participant in an account equal to (iii) the value of such In-Service Account as of the business day the Valuation Funds are deemed to be liquidated and stock units are converted into shares of common stock of the Company to make the payment. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (iv) the value of such In-Service Account as of the last business day of the immediately preceding Plan Year, divided by (v) the number of installments remaining. In the case of a Participant whose Termination Date is prior to the date on which the Participant's In-Service Account(s) would otherwise be distributed, such In-Service Account(s) shall be distributed under
Section 6.1(a) or (b), as applicable without regard to the Participant's elections.

         6.3. Change of Control. In the event of a Change of Control, within 60 days thereafter, a Participant may elect to receive the full value then credited to the Participant's Accounts. If a Participant elects to be paid a benefit under this Section 6.3, the lump sum payment due to the Participant (or Beneficiary, in the event of the Participant's death) under this Section shall be made in the calendar year following the calendar year in which the election is made by the Participant and on the first business day of the seventh month following the date of such election.

         6.4. Unforeseeable Financial Emergency. In the event that the Committee, upon written request of a Participant, determines that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Participant's Account(s), as soon as practicable following such determination, an amount necessary to meet the emergency

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(the "Emergency Benefit"), after deduction of any and all taxes as may be required pursuant to Section 6.6. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant's In-Service Accounts, if any, to the extent the balance of one or more of such In-Service Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the In-Service Accounts, the Retirement Account may be accessed. With respect to that portion of any Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457(d) of the Code.

         6.5. Withdrawal of Participation. The Participant may elect to cause all or a portion of the Participant's Account balances to be distributed in accordance with this Article VI as if the Participant had terminated service with the Company as of the time of such election, except that the amount distributed to the Participant shall be reduced by a penalty of ten percent (10%), but not in excess of $50,000. Upon filing of this election, any election to defer further Compensation or Restricted Shares for the current Plan Year shall be terminated and the Participant shall be prohibited from making any deferrals of Compensation during the Plan Year immediately following the Plan Year in which the withdrawal is made.

         6.6. Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         6.7. Effect of Payment. The full payment of the applicable benefit under this Article VI shall completely discharge all obligations on the part of the Company to the Participant (and the Participant's Beneficiary) with respect to the operation of this Plan, and the Participant's (and Participant's Beneficiary's) rights under this Plan shall terminate.

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                                   ARTICLE VII

                                CLAIMS PROCEDURES

         7.1. Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Committee, setting forth the claim.

         7.2. Claim Decision. Upon receipt of a claim, the Committee shall advise the Participant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause.

                  (a) If the claim is denied in whole or in part, the Participant shall be provided a written opinion, using language calculated to be understood by the Participant, setting forth:

                           (i)      the specific reason or reasons for such
denial;

                           (ii)     the specific reference to relevant
provisions of this Plan on which such denial is based;

                           (iii)    a description of any additional material or
information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

                           (iv)     appropriate information as to the steps to
be taken if the Participant wishes to submit the claim for review;

                           (v)      the time limits for requesting a review
under Section 7.3 and for review under Section 7.4 hereof; and

                           (vi)     the Participant's right to bring an action
for benefits under Section 502 of ERISA.

         7.3. Request for Review. Within 60 days after the receipt by the Participant of the written opinion described above, the Participant may request in writing that the Committee review the determination of the Committee. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and stopped from challenging the determination.

         7.4. Review of Decision. After considering all materials presented by the Participant, the Committee will render a written opinion, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based. The Committee shall within 30 days of receipt of the Participant's request for review shall schedule a meeting to review the Participant's request.

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                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Protective Provisions. Each Participant and Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Committee, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant's Accounts in accordance with prior elections.

         8.2. Inability to Locate Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VI.

         8.3. Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Committee. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and

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currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

         8.4. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         8.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

         8.6. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

         8.7. Nonalienation of Benefits. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such mariner as the Committee shall direct. The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         8.8. Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" deferred compensation plan for Participants. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect in Accounts on its books the Participants' interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant

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

or other person. A Participant's right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Board determines that a "rabbi" trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.

         8.9. Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

         8.10. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania to the extent not superseded by federal law, without reference to the principles of conflict of laws.

         8.11. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         8.12. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

         8.13. Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company's Vice President - Human Resources, or to such other person or entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         8.14. Amendment and Termination. The Plan may be amended, suspended, or terminated at any time by the Board; provided, however, that no such amendment, suspension or termination shall reduce or in any manner adversely effect the rights of any Participant with respect to benefits payable or may become payable under the Plan; and provided, further, that upon a termination of the Plan the Company may immediately liquidate the Plan and pay all benefits whether or not a Participant has reached his or her Termination Date.

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